     As filed with the Securities and Exchange Commission on June 16, 2008
                                                         Registration No._______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             FIRST ADVANTAGE BANCORP
             (exact name of registrant as specified in its charter)

            TENNESSEE                                    26-0401680
            ---------                                    ----------
  (State or other jurisdiction of              (IRS Employer Identification No.)
   incorporation or organization)

                               1430 MADISON STREET
                              CLARKSVILLE, TN 37040
                                 (931) 552-6176
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             FIRST ADVANTAGE BANCORP
                           2008 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

Earl O. Bradley, III                                Gary Bronstein
Chief Executive Officer                             Victor Cangelosi
First Advantage Bancorp                             Kilpatrick Stockton  LLP
1430 Madison Street                                 607 14th Street, NW
Clarksville, TN  37040                              Washington, D.C. 20005-2018
(931) 552-6176                                      (202) 508-5856
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                                                  Accelerated filer   [ ]
Non-accelerated filer [ ]  (Do not check if a smaller reporting company)     Smaller reporting company |X|

                                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
 Title of Securities to       Amount to be          Proposed Maximum       Proposed Maximum           Amount of
     be Registered           Registered (1)        Offering Price Per     Aggregate Offering      Registration Fee
--------------------------------------------------------------------------------------------------------------------
      Common Stock
    $0.01 par value            737,055 (2)             $12.43(3)            $9,161,594                   $361
--------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Advantage Bancorp 2008 Equity Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of First Advantage Bancorp (the "Common Stock") pursuant to 17 C.F.R. ss.230.416(a).
(2) Represents 526,468 shares which may be issued upon the exercise of options to purchase shares of the Common Stock under the Plan and 210,587 shares which may be issued upon the vesting of stock awards.
(3) Estimated solely for the purpose of calculating the registration fee. The closing price for the common stock as reported on June 12, 2008 in accordance with 17 CFR Section 230.457(c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462

FIRST ADVANTAGE BANCORP

PART I  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the First Advantage Bancorp 2008 Equity Incentive Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed or to be filed by First Advantage Bancorp (the "Registrant" or the "Corporation") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes the consolidated balance sheets of First Advantage Bancorp as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years then ended. The 10-K was filed with the SEC on March 20, 2008 (File No. 001-33682).

         (b) The Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2008 for the fiscal quarter ended March 31, 2008 (File No. 001-33682).

         (c) The description of the Registrant's common stock contained in Registrant's Form 8-A12B (File No. 001-33682), as filed with the SEC pursuant to
Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and Rule 12b-15 promulgated thereunder, on August 31, 2007.

         (d) All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

Item 4.  Description of Securities

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article X of the Registrant's Charter provides:

         A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the TBCA. If the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         In addition, Article XI of the Registrant's Charter provides:

         (A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation's best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation's best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         (B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.

         The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two
(2) or more directors not at the time parties to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, or
(ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         (C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBCA. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

         (D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, Bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in
Article XIII of this Charter, or otherwise.

         (E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

         (F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Item 7.  Exemption from Registration Claimed

         None.

Item 8.  Exhibits

         The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         List of Exhibits (filed herewith unless otherwise noted):

           5.0      Opinion of Kilpatrick Stockton LLP as to the legality of the common stock to be issued
           10.1     First Advantage Bancorp 2008 Equity Incentive Plan (1)
           10.2     Form of Restricted Stock Award Agreement
           10.3     Form of Incentive Stock Award Agreement
           10.4     Form of Non-Statutory Stock Option Award Agreement
           23.1     Consent of Kilpatrick Stockton LLP (contained in the opinion included in Exhibit 5)
           23.2     Consent of BKD LLP
           24.0     Power of Attorney (contained on the signature pages).
           --------------------
           (1)  Incorporated herein by reference to Appendix A in the definitive proxy statement filed with the SEC on May 8, 2008 (File No.
                001-33682).

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)-(g) Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, First Advantage Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clarksville, State of Tennessee on June 16, 2008.


                             FIRST ADVANTAGE BANCORP


                             By: /s/ Earl O. Bradley, III
                                 ----------------------------------------
                                 Earl O. Bradley, III
                                 Chief Executive Officer and Director
                                 (principal executive officer)


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Earl O. Bradley, III, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                                           Title                                  Date
       ----                                           -----                                  ----

/s/ Earl O. Bradley, III                    Chief Executive Officer and                  June 16, 2008
---------------------------                 Director
Earl O. Bradley, III                        (principal executive officer)



/s/ Patrick C. Greenwell                    Chief Financial Officer and                  June 16, 2008
---------------------------                 Secretary
Patrick C. Greenwell                        (principal financial and
                                            accounting officer)



/s/ William G. Beach                        Director                                     June 16, 2008
---------------------------
William G. Beach


                                       6



/s/ Vernon M. Carrigan                      Director                                     June 16, 2008
---------------------------
Vernon M. Carrigan



/s/ Robert E. Durrett, III                  Director                                     June 16, 2008
---------------------------
Robert E. Durrett, III



/s/ John T. Halliburton                     President and Director                       June 16, 2008
---------------------------
John T. Halliburton



/s/ William Lawson Mabry                    Director                                     June 16, 2008
---------------------------
William Lawson Mabry



/s/ William H. Orgain                       Director                                     June 16, 2008
---------------------------
William H. Orgain



/s/ Michael E. Wallace                      Director                                     June 16, 2008
---------------------------
Michael E. Wallace



/s/ David L. Watson                         Director                                     June 16, 2008
---------------------------
David L. Watson

                                                  EXHIBIT INDEX


----------------------------------------------------------------------------------------------------------------------
                                                                                                 Sequentially
                                                                                                   Numbered
         Exhibit No.                    Description               Method of Filing              Page Location
----------------------------------------------------------------------------------------------------------------------
             5.0                   Opinion of Kilpatrick           Filed herewith.                   10
                                       Stockton LLP
----------------------------------------------------------------------------------------------------------------------
             10.1                 First Advantage Bancorp        Incorporated herein
                                2008 Equity Incentive Plan          by reference.
----------------------------------------------------------------------------------------------------------------------
             10.2                Form of Restricted Stock          Filed herewith.                   12
                                      Award Agreement
----------------------------------------------------------------------------------------------------------------------
             10.3                 Form of Incentive Stock          Filed herewith.                   16
                                  Option Award Agreement
----------------------------------------------------------------------------------------------------------------------
             10.4                  Form of Non-Statutory           Filed herewith.                   21
                                    Stock Option Award
                                         Agreement
----------------------------------------------------------------------------------------------------------------------
             23.1                  Consent of Kilpatrick      Contained in the Opinion,
                                       Stockton LLP            included as Exhibit 5.
----------------------------------------------------------------------------------------------------------------------
             23.2                   Consent of BKD LLP             Filed herewith.                   26
----------------------------------------------------------------------------------------------------------------------
              24                     Power of Attorney             Located on the
                                                                   signature page.
----------------------------------------------------------------------------------------------------------------------
